News Release

FOR IMMEDIATE RELEASE

PLUG POWER APPOINTS ADDITIONAL MEMBER TO BOARD OF DIRECTORS

Doug Hickey previously sat on Plug Power Board from 2000 to 2006

LATHAM, NY – October 3, 2011 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy products, today announced that Mr. Douglas T. Hickey has rejoined the Company’s Board of Directors. Mr. Hickey previously sat on Plug Power’s Board from September 1, 2000 to April 24, 2006.

Mr. Hickey most recently was Managing Director at Hummer Winblad Venture Partners (HWVP), one of the nation’s leading software venture capital firms.

Prior to joining HWVP in 2001, Mr. Hickey served as CEO for Critical Path, Inc. During his time here, the Company grew revenue from less that $1M to more than $150M and earned Forbes.com Number-One Fastest Growing Company Award in 2000.

Mr. Hickey previously held the CEO and President position for Global Center Inc. Here, he grew the Company revenue from zero to more than $50M of recurring revenue and achieved profitability. His focus of the Company’s strategy enabled rapid growth, securing customers like Yahoo, Netscape and Oracle, ultimately leading to the successful sale of the Company to Frontier Communications, (NYSE:FRO).

Prior to Global Center, Mr. Hickey was CEO and President of MFS DataNet, the leading supplier of data related services to internet service providers and enterprise customers worldwide. MFS grew to more than $1 billion in revenue and subsequently completed a successful IPO and trade sale.

“Doug’s reengagement with Plug Power is a win for the Company, given his broad experience and track record of building profitable businesses,” said Andy Marsh, CEO of Plug Power. “We have transformed Plug Power into a sales and marketing driven company, and I'm pleased this got Doug's attention. We are honored to have him help with the execution of our profitability strategy and believe his input will enhance our success.”

“Plug Power is executing a plan to penetrate the material handling market with its GenDrive product,” said Hickey. “Their growing traction with customers like Sysco, Coca-Cola and Walmart is impressive. I’m excited to be reengaged with the Company as we move down the path toward profitability”.

"I'm very excited to welcome Doug back to the Board of Directors,” said George McNamee, Chairman. "Now that Plug Power is in the rapid growth stage, his experience as a successful CEO and venture capitalist will be invaluable.  We look forward to working with Doug again.”

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for Plug Power’s key accounts, including Wegmans, Whole Foods, and FedEx Freight.  With more than 1,200 GenDrive units shipped to material handling customers, accumulating over 4.5 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to Plug Power’s expectations regarding expected shipments of GenDrive units for 2011 and 2012, reductions in system cost, expanding the set of addressable applications and increasing geographic reach. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power’s control and that may cause Plug Power’s actual results to differ materially from the expectations in Plug Power’s forward-looking statements including statements regarding the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power’s products and its ability to raise the necessary capital to fund such development costs; the risk that the previously disclosed expected uses of the Company’s recently raised capital may change; the ability to achieve the forecasted gross margin on the sale of Plug Power’s products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power’s products; market acceptance of Plug Power’s GenDrive system; Plug Power’s ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power’s products; Plug Power’s ability to develop commercially viable products; Plug Power’s ability to reduce product and manufacturing costs; Plug Power’s ability to successfully expand its product lines; Plug Power’s ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power’s ability to manufacture products on a large-scale commercial basis; Plug Power’s ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under “Item IA-Risk Factors” in (i) Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission (“SEC”) on March 31, 2011 and (ii) in Plug Power’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 13, 2011, as well as in the other reports Plug Power files from time to time with the SEC.  Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Media Contact:

Reid Hislop

Plug Power Inc.

Phone: (518) 782-7700 ext. 1360
Investor Relations Contact: Cathy Yudzevich Plug Power Inc. Phone: (518) 782-7700 ext. 1448